Exhibit 99.1

Contact:	Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT COMPLETES REPURCHASE OF REMAINING

$200 MILLION OF 12% SENIOR NOTES

—Overcomes Volatile Market to Achieve Significant Interest Savings—

Philadelphia, PA — June 20, 2016 — Lannett Company, Inc. (NYSE: LCI) today announced that it has completed the repurchase of the remaining $200 million of the 12% Senior Notes due in 2023, after successfully amending its existing credit agreement and raising an incremental $150 million Term Loan B.  The company used the proceeds of the incremental Term Loan B and cash on hand to repurchase the remaining Senior Notes.  As previously announced, the company completed the repurchase of $50 million of the 12% Senior Notes in late May 2016.

“Paying off the entire balance of our high interest debt is a major accomplishment for the company and, at current interest rates, will save us approximately $170 million in cash interest over the life of the loans,” said Arthur Bedrosian, chief executive officer of Lannett.  “We would like to thank our lenders for their support and BMO Capital Markets, who acted as our advisor.  We are thrilled to have completed this significant transaction in this volatile market.  We look forward to using our strong cash flows to continue reducing our outstanding debt, while also maintaining a solid cash position.”

The terms of the incremental Term Loan B are consistent with the company’s existing Term Loan B.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, continuing to reduce outstanding debt, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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